EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of October 15, 2019, (the “Effective Date”) is made and entered by and between CareClix, Inc., a Virginia corporation (the “Company”), Solei Systems, Inc., a Florida Corporation (“Solei”) and Shahin John Korangy (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed as the Company’s Chief Executive Officer and is expected to make major contributions to the short and long-term profitability, growth and financial strength of the Company; and

WHEREAS, the Company has determined that appropriate arrangements should be made to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company, Solei and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” means the Executive’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as set forth in this Agreement and as may be increased from time to time as contemplated herein. Executive’s Annual Base Salary for the First Year (hereinafter defined) shall be that number of shares of Solei common stock the total fair market value of which is equal to Two Hundred Fifty Thousand Dollars ($250,000.00) (as determined quarterly on the date of each issuance), in accordance with Section 2(a) of this Agreement. Executive’s Annual Base Salary for the Second Year (hereinafter defined) shall be Two Hundred Fifty Thousand Dollars ($250,000.00), which shall be paid in cash in accordance with Section 2(a) of this Agreement.

(b)       “Board” means the Board of Directors of Solei.

(c)        “Cause” means:

(i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company, Solei or its affiliates;

1

(ii) any proven, material act of fraud or dishonesty against the Company, Solei or its affiliates;

(iii) the conviction of a felony that results in material harm to the Company’s business or to the reputation of the Company, Solei or its affiliates;

(iv) habitual neglect of Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to the Executive;

(v) the disregard of written, material policies of the Company or its subsidiaries which causes material loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive; or

(vi) any material breach of the Executive’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Board to the Executive.

(d)        “Change in Control” means:

(i) any person or entity, or group of persons or entities, becoming the beneficial owner, directly or indirectly, of securities of the Company or Solei representing forty (40%) percent of the total voting power of all its then outstanding voting securities (other than any person or entity holding 40% or more of such voting power at the Effective Date);

(ii) a merger or consolidation of the Company or Solei in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(iii) a sale of all or substantially all of the assets of the Company or Solei or a liquidation or dissolution of the Company or Solei; or

(iv) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office, shall be deemed a member of the Incumbent Board.

(e)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f)        “Disability” means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation; (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a

2

qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(g)        “Good Reason Termination” means:

(i) a material diminution in the Executive’s Annual Base Salary or Target Bonus (hereinafter defined) below the amount as of the date of this Agreement or as increased during the course of his employment with the Company;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) a requirement that that the Executive report to any individual or entity other than the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the Chief Executive Officer of the ultimate parent corporation of the Company);

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a change in the geographic location at which the Executive must perform services in excess of twenty-five (25) miles; or

(vi) any action or inaction that constitutes a material breach by the Company or Solei of this Agreement; provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence or discovery of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition, if curable. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive’s Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(h)        “Termination Date” means the last day of Executive’s employment with the Company.

(i)        “Termination of Employment” means the termination of Executive’s active employment relationship with the Company.

2. Compensation; Benefits.

(a)       Annual Base Salary. For the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “First Year”), Solei shall pay to Executive, on behalf of the Company, his Annual Base Salary of shares of Solei common stock in equal installments in accordance with the Company’s standard payroll practices. For the First Year, the shares of Solei common stock payable to Executive as Annual Base Salary shall be valued as of the date of payment for each equal installment of Annual Base Salary. For example, if the Company’s standard payroll practice is to pay payroll every two weeks, each such installment shall equal such number of shares of Solei common stock necessary to cause Executive to receive shares of Solei common stock equal to $9615.40 per pay period (on a gross basis). Such shares of Solei common stock shall be valued as of the average trading price of the last 5 days of the quarter.

3

Notwithstanding the foregoing, any shares of Solei common stock earned by Executive during the First Year shall be issued and delivered to Executive on a quarterly basis no later than the 25th day of the month following the close of each calendar quarter. Solei shall be permitted to reduce the number of shares of Solei common stock otherwise deliverable to Executive to cover any income tax withholding and employee-side payroll tax obligations of Executive, as calculated based on the Executive’s W-4 form filed with the Company and any equivalent form under applicable state tax laws.

For the period beginning on the day after the expiration of the First Year and ending on the second anniversary of the Effective Date (the “Second Year”), the Company shall pay Executive his Annual Base Salary in equal installments in cash in accordance with the Company’s standard payroll practices. After the expiration of the Initial Term (hereinafter defined), the parties shall meet and confer regarding the Executive’s Annual Base Salary and shall be reviewed and approved by the compensation committee of the Board of Solei.

Solei shall guarantee the Company’s payment of Executive’s Annual Base Salary after the expiration of the First Year, in addition to any severance payments made to Executive hereunder.

(b)        Stock Award. Within thirty (30) days following the Date of Execution of this Agreement, Solei shall issue to Executive twenty-four million (24,534,188) shares of the Solei common stock at a price equal to the fair market value as of the Effective Date (“Stock Award”). The Stock Award shall vest as follows: six million (6,534,188) shares of Solei common stock shall vest as of the Date of Execution without regard as to Executive’s continued employment with the Company. An additional six million (6,000,000) shares of Solei common stock shall vest upon the Company’s trailing 12-month gross revenue reaching Fifty Million Dollars ($50,000,000). An additional six million (6,000,000) shares of Solei common stock shall vest upon the Company’s trailing 12-month gross revenue reaching One Hundred Million Dollars ($100,000,000). An additional six million (6,000,000) shares of Solei common stock shall vest upon the Company’s trailing 12-month gross revenue reaching Two Hundred Million Dollars ($200,000,000). Notwithstanding the foregoing, any unvested portion of the Stock Award shall vest no later than April 16, 2021, without regard as to Executive’s continued employment with the Company and without regard to the Company’s achievement of gross revenue in excess of the above-referenced thresholds. Executive may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall, if made, provide Company with a copy of same.

(c)       Target Bonus. In addition to the Annual Base Salary, Executive shall be entitled to receive a “Target Bonus” based upon the Company’s trailing 12-month gross revenue reaching Fifteen Million Dollars ($15,000,000) (“Bonus Target Amount”). The date on which the Company’s trailing 12-month gross revenue reaches the Bonus Target Amount shall be referred to in this Section 2(c) as the “Bonus Date”. Within 30 days after the Bonus Date, the Company shall issue to Executive a Target Bonus consisting of: (i) that number of shares of Solei common stock having a fair market value (as of the Bonus Date) equal to three percent (3%) of the Bonus Target Amount (the “Stock Bonus”); and (ii) cash in an amount equal to the greater of the following: (1) two percent (2%) of the Bonus Target Amount; or (2) the fair market value of seven and one-half percent (7.5%) of the Stock Award shares of Solei common stock that vested during the calendar year in which the Bonus Target Amount was achieved under Section 2(b), valued as of the Bonus

4

Date. The shares issuable under Section 2(c)(i) shall be issued at the closing market price of Solei common stock as of the close of business on the date which immediately precedes the Bonus Date and shall vest immediately. Executive’s Target Bonus shall be paid to Executive as soon as practicable following the close of the calendar year to which such Target Bonus relates, and in no event shall any Target Bonus be paid after March 15 of the year following the calendar year in which the Target Bonus is earned.

(d) Other Benefits. Executive shall be entitled to participate in all retirement, life insurance, medical insurance, disability insurance, savings and other employee benefit programs available to other senior executive level employees of the Company. Additionally, Executive shall be entitled to ten (10) weeks of paid time off annually.

3.       Termination Unrelated to a Change in Control.

(a) Involuntary Termination Unrelated to a Change in Control. In the event of: (i) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, death or Disability, or (ii) Executive’s resignation for Good Reason, and if Section 4 does not apply, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3.

(b) Compensation Upon Termination Unrelated to a Change in Control. Subject to the provisions of Section 6 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 6):

(i) 1.5 times the sum of Annual Base Salary and Target Bonus, paid in a single lump sum cash payment on the sixtieth (60th) day following Executive’s Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: Executive’s annual base salary immediately prior to (A) Executive’s Termination Date, or (B) any reduction of Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus will mean the largest among the following: Executive’s target bonus immediately prior to (A) Executive’s Termination Date, or (B) any reduction of Executive’s target bonus described in the first clause of subsection (i) in the definition of Good Reason.)

(ii) For a period of up to eighteen (18) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month

5

period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage) multiplied by one hundred forty-two percent (142%).

(iii) With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the expiration of the original term of the option.

(iv) With respect to any restricted stock grants or units representing shares of Company common stock (including, without limitation the Stock Award and any Stock Bonus) (collectively, “Restricted Stock Units”) held by the Executive that are unvested at the time of his Termination Date, all such unvested Restricted Stock Units shall vest and settle not later than sixty (60) days following the Termination Date.

(v) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4. Termination Related to a Change in Control.

(a) Involuntary Termination Relating to a Change in Control. In the event Executive’s employment is terminated on account of (i) an involuntary termination by the Company for any reason other than Cause, death or Disability, or (ii) the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason, in either case that occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive’s Termination Date, then Executive shall be entitled to the benefits provided in subsection (b) of this Section 4.

(b) Compensation Upon Involuntary Termination Relating to a Change in Control. Subject to the provisions of Section 6 hereof, in the event a termination described in subsection (a) of this Section 4 occurs, the Company shall provide that the following be paid to the Executive after his Termination Date, provided that Executive executes and does not revoke the Release:

(i) 2.0 times the sum of Annual Base Salary and Target Bonus, paid in a single lump sum cash payment on the sixtieth (60th) day following Executive’s Termination

6

Date. Notwithstanding the foregoing, to the extent Executive is entitled to receive the severance benefit payable pursuant to Section 3(b)(i) as a result of a qualifying termination prior to a Change in Control and then becomes entitled to receive the severance benefit payable pursuant to this Section 4 as a result of the Change in Control that was considered at the time of Executive’s Termination Date becoming consummated within sixty (60) days following Executive’s Termination Date, Executive shall not receive the severance benefit payable pursuant to Section 3(b)(i) of this Agreement, but instead shall receive the severance benefit payable pursuant to this Section 4(b)(i) on the sixtieth (60th) day following Executive’s Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: Executive’s annual base salary immediately prior to (A) Executive’s Termination Date, (B) any reduction of Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason, or (C) immediately prior to the Change in Control. For purposes of this subsection (i), Target Bonus will mean the largest among the following: Executive’s target bonus (A) immediately prior to Executive’s Termination Date, (B) immediately prior to any reduction of Executive’s target bonus described in the first clause of subsection (i) in the definition of Good Reason, (C) immediately prior to the Change in Control, or (d) for the fiscal year preceding the year in which the Change in Control.)

(ii) For a period of up to twenty-four (24) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA (or, as applicable, other) premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this twenty-four (24) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA (or other) premium for a particular month at any time during the twenty-four (24) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the foregoing, to the extent Executive is entitled to receive the severance benefit provided pursuant to Section 3(b)(ii) of the Agreement as a result of a qualifying termination prior to a Change in Control, if Executive becomes entitled to receive the severance benefits payable pursuant to this Section 4 as a result of the Change in Control that was considered at the time of Executive’s Termination Date becoming consummated within sixty (60) days following Executive’s Termination Date, Executive shall be entitled to receive the severance benefit provided pursuant to this clause (ii) and not the benefit provided pursuant to Section 3(b)(ii). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716

7

of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage) multiplied by one hundred forty-two percent (142%).

(iii) With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options until the expiration of the original term of the option.

(iv) With respect to any Restricted Stock Units held by the Executive that are unvested at the time of his Termination Date, all such unvested Restricted Stock Units shall vest and settle not later than sixty (60) days following the Termination Date.

(v) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

5. Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a) Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not receive benefits pursuant to Sections 3 and 4 hereof, except that, subject to the provisions of Section 6 hereof, the Executive shall be entitled to the following benefits provided that Executive executes and does not revoke the Release:

(i) For a period of up to eighteen (18) months following Executive’s Termination Date, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month

8

period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage) multiplied by one hundred forty-two percent (142%).

(ii) With respect to any outstanding Company stock options held by the Executive as of his Termination Date that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of the Executive’s Termination Date, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable until the expiration of the original term of the option.

(iii) With respect to any Restricted Stock Units held by the Executive that are unvested at the time of his Termination Date, all such unvested Restricted Stock Units shall vest and settle not later than sixty (60) days following his Termination Date.

(iv) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(b) Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of death, Executive shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive, and Executive shall not receive benefits pursuant to Sections 3 and 4 hereof, except that, subject to the provisions of Section 6 hereof, the Executive shall be entitled to the following benefits, provided that Executive’s estate executes and does not revoke the Release:

(i) With respect to any outstanding Company stock options held by the Executive as of his death that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such stock options, so that all such stock options shall be fully vested and exercisable as of the Executive’s death, such options (as well as any outstanding stock options that previously became vested and exercisable) to remain exercisable until the expiration of the original term of the option.

(ii) With respect to any Restricted Stock Units held by the Executive that are unvested at the time of his death, all such unvested Restricted Stock Units shall vest and settle not later than sixty (60) days following his death.

(iii) Executive’s estate or heirs at law shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

9

(iv) In the event the Executive shall die while an employee of the Company, the Company shall have the obligation to purchase and redeem from the estate of Executive that number of shares of common stock of the Company the value of which (determined as of the date of Executive’s death) shall equal One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), for a purchase price equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (“Purchase Price”). The Company shall obtain and maintain, at the Company’s expense, an insurance policy on the life of Executive in an amount sufficient to allow the Company to make the payment of the Purchase Price contemplated by this Section 5(b)(iv). The Purchase Price shall be paid in a single lump sum via wire transfer or by certified check within sixty (60) days after the date of Executive’s death. Company shall provide proof of insurance to Executive on an annual basis or upon Executive’s written request.

(c) Termination on Account of Cause. In the event the Executive’s employment is terminated by the Company on account of Cause, Executive shall not receive benefits pursuant to Sections 3 and 4 hereof. Notwithstanding the foregoing, Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, all unvested stock options or Restricted Stock Units shall continue to vest in accordance with the vesting schedule set forth in Section 2(b) hereof.

(d) Termination on Account of Voluntary Resignation Without Good Reason. In the event the Executive’s employment is terminated on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive benefits pursuant to Sections 3 and 4 hereof. Notwithstanding the foregoing, Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, all unvested stock options or Restricted Stock Units shall continue to vest in accordance with the vesting schedule set forth in Section 2(b) hereof.

6. Release. Notwithstanding the foregoing, no payments or other benefits under this Agreement shall be made unless Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Exhibit A, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or a termination thereof, with such release being effective not later than sixty (60) days following Executive’s Termination Date.

7. No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

10

8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

9. Tax Matters

(a) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling and Executive shall receive the amount otherwise payable net of all such withholding taxes due on such payment.

(b) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of section 280G of the Code, or any comparable successor provisions and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(i) Provided to Executive in full; or

(ii) Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax; whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with section 409A of the Code: (i) any cash severance payments subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, (ii) any cash severance payments not subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

11

If, notwithstanding any reduction described in this Subsection (b), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Subsection (b), if (i) there is a reduction in the payment of benefits as described in this Subsection (b), (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Subsection (b) as soon as administratively possible after Executive pays the Excise Tax, so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

10. Term of Agreement. This Agreement shall continue in full force and effect until the second (2nd) anniversary of the Effective Date (the “Initial Term”), provided, however, that this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

11. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

12

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13. Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive’s Termination Date that does not qualify within either of the foregoing exceptions and constitutes

13

deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s Termination Date with the Company (or any successor thereto) for six (6) months following Executive’s Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive’s Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

14. Governing Law; Cost of Enforcement. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws of such State. In the event of any arbitration or litigation arising under this Agreement or any asserted breach thereof by a party, the substantially prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or defending any of the terms, covenants or conditions of this Agreement, including costs incurred prior to commencement of such action and in any appeal.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other

14

party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

17. Board Membership. At each annual meeting of the Company’s stockholders prior to the Termination Date, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation. In the event the members of the Board are compensated, Executive shall receive equal compensation, in addition to any other payments due to Executive hereunder.

18. Indemnification and Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws. The Company shall obtain and maintain (i) a directors’ and officers’ insurance policy and (ii) an errors and omissions insurance policy, both of which shall insure the Company and the Executive as of the Effective Date, in amounts that are satisfactory to Executive in his sole discretion.

19. No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive pursuant to any other Company policy, plan or agreement.

20. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3 and 4, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement. Electronic or facsimile signatures shall have the same legal effect as originals.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the dates appearing below.

CARECLIX, INC.

By:_/s/ Joshua Flood________________________________________
Name: Joshua Flood

Title: President Date: October 10, 2019

15

SOLEI SYSTEMS, INC.

By: /s/ Joshua Flood
Name: Joshua Flood
Title: President Date: October 10, 2019

EXECUTIVE

_/s/ Shahin John Korangy___________________________________________
Shahin John Korangy October 10, 2019

16

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Solei Systems, Inc., a Florida corporation (“Solei”) and Shahin John Korangy, effective as of ____10-15-19____________ (the “Effective Date”).

WHEREAS, you have agreed to enter into a release of claims in favor of Solei upon certain events specified in the Executive Employment Agreement by and between Solei and you;

NOW, THEREFORE, in consideration of the mutual promises made herein, Solei and you agree as follows:

1. Termination Date. This means the last day of your employment with Solei.

2. Acknowledgement of Payment of Wages. You acknowledge that Solei has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing, with the exception of the payments and benefits owed to you under the Executive Employment Agreement and/or under any equity-based compensation awards.

3. Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with Solei and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that within five business days following the Termination Date you will deliver to Solei all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

4. Release and Waiver of All Claims. You waive any limitation on this release under Virginia law which provides that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known, must have materially affected his/her decision to grant the release. In consideration of the benefits provided in this Agreement, you release Solei, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.

You understand and acknowledge that this release includes, but is not limited to any claim for reinstatement, re-employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights

17

Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with Solei or the termination of that relationship.

You also acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (ADEA) and that this waiver and release is knowing and voluntary. You acknowledge that (1) you have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement; (2) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled, and (3) by signing this Agreement, you will not waive rights or claims under the Act which may arise after the execution of this Agreement; and (4) you have twenty-one (21) calendar days within which to consider this Agreement and in the event you sign the Agreement prior to 21 days, you do so voluntarily. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to the Vice President of Human Resources. If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above.

This release does not waive any rights you may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights you may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.

5. No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name or on behalf of any other person or entity, against Solei or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against Solei or any other person or entity referred to herein.

6. Resignation from Board. You agree that you will offer your resignation from the Board of Directors effective upon your Termination Date. The Board may accept or reject your offer of resignation within its sole and absolute discretion.

7. Non-disparagement. The parties hereto agree that they will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about the other or its/his respective products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.

18

8. Additional Terms

A.	Legal and Equitable Remedies. You agree that Solei shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Solei may have at law or in equity for breach of this Agreement.

B.	Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any other relief to which such prevailing party may be entitled.

C.	Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

D.	No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of Solei, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.

E.	Entire Agreement. This Agreement along with the Executive Employment Agreement, the Intellectual Property and Confidentiality Agreement, and your written equity award agreements with Solei, constitutes the entire agreement between you and Solei with respect to your separation from Solei and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter.

F.	Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of Solei. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by Solei, its successors and assigns.

G.	Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

H.	Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

19

I.	Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Virginia. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Virginia.

J.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

K.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of the Parties hereto, with the full intent of releasing all claims. You acknowledge that:

a.	You have read this Agreement;

b.	You understand the terms and consequences of this Agreement and the releases it contains;

c.	You have been advised to consult with an attorney prior to executing this Agreement

d.	You knowingly and voluntarily agree to all the terms in this Agreement and;

e.	You knowingly and voluntarily intend to be bound by this Agreement.

Sign:	/s/ Shahin John Korangy	Dated:	10-10-19

Solei Systems, Inc.
By	/s/ Joshua Flood	Dated:	10-10-19

20